Exhibit 28 (j)(2) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Federated Fixed Income Securities, Inc.:

We consent to the use of our report dated November 22, 2010, with respect to the financial statements of Federated Municipal Ultrashort Fund, a portfolio of Federated Fixed Income Securities, Inc., as of September 30, 2010, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statements of additional information.

Boston, Massachusetts
November 22, 2010